Exhibit 99.3

            Moody's Provides Update on 2-for-1 Stock Split

    NEW YORK--(BUSINESS WIRE)--April 26, 2005--As previously disclosed, the Board of Directors of Moody's Corporation (NYSE: MCO) has declared a two-for-one stock split to be effected as a special stock distribution of one share of common stock for each share of the Company's common stock outstanding. The stock split was subject to stockholder approval of a charter amendment to increase the Company's authorized common shares. At the Company's Annual Meeting on April 26, 2005, the Company's stockholders approved this charter amendment. As a result, stockholders of record as of the close of business on May 4, 2005 will receive one additional share of common stock for each share of the Company's common stock held on that date. Such additional shares will be distributed on May 18, 2005.

    Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions. The corporation, which reported revenue of USD 1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 19 countries. Further information is available at www.moodys.com.

    CONTACT: Moody's Corporation
             Michael Courtian, 212-553-7194
             Michael.Courtian@moodys.com